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Cimpress Describes Actions Taken to Focus on Execution During and After the Pandemic

and Announces Preliminary Third Quarter Fiscal Year 2020 Financial Results

Dundalk, Ireland, April 29, 2020 – Cimpress plc (Nasdaq: CMPR) today summarized multiple actions it has taken to position itself to continue to build Cimpress for the long term in light of the COVID-19 pandemic and announced preliminary financial results for the third quarter of fiscal year 2020 ended March 31, 2020.

Through the end of February, in line with our prior expectations, Cimpress’ quarter-to-date revenue, adjusted EBITDA and adjusted free cash flow all grew over the same quarter-to-date results in the prior year. However, the COVID-19 pandemic is impacting Cimpress’ small business customers around the world, which has led to materially reduced demand for our products starting in March 2020. Further information is provided in the preliminary financial results below, and comprehensive financial results will be provided in our scheduled earnings release on May 5, 2020.

Because the ultimate duration and scope of the pandemic cannot be known, Cimpress took the following measures during March and April 2020, each of which is also described further below:

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Signed an amendment to our senior secured credit agreement to provide a temporary suspension of prior maintenance covenants and signed a purchase agreement to raise new capital to provide a partial pay down to senior secured credit facility lenders. We expect both transactions to close on or about May 1, 2020.

•	Enacted significant cost-reduction and cash-preservation measures.

•	Maintained operational continuity to the greatest extent feasible while prioritizing the health and safety of our team members.

•	Protected key investments in technology, data infrastructure and customer value improvements.

Temporary Maintenance Covenant Suspension and Capital Raise

On April 28, 2020, Cimpress signed an amendment to our senior secured credit agreement to suspend maintenance covenants, including the total and senior secured leverage covenants and interest coverage ratio covenant, until the publication of results for the quarter ending December 31, 2021, for which quarter the pre-amendment maintenance covenants will be reinstated. The covenant suspension period could end earlier, at the company’s election, if Cimpress has total leverage equal to or lower than 4.75x trailing-twelve-month EBITDA for two consecutive quarters. During the suspension period, Cimpress will have to comply with new maintenance covenants requiring minimum liquidity (defined in the credit agreement as cash plus unused revolver) of $50 million and EBITDA above zero in each of the quarters ending June 30, 2021 and September 30, 2021. The amendment will increase pricing to LIBOR +3.25% during the covenant suspension period.

Related to the amendment, on April 28, 2020, Cimpress also signed a purchase agreement to raise $300 million from funds managed by affiliates of Apollo Global Management, Inc. (the “Apollo Funds”) via a private placement of securities. Cimpress intends to use the proceeds to pay down a portion of the term loan under its senior secured credit facility and to pay fees and expenses incurred in connection with the financing and the above-described amendment.

The investment, which will be made by funds in the Apollo hybrid value business, is structured as 5-year second lien notes with a 12% coupon, of which up to 50% can be paid-in-kind at Cimpress’ option. Cimpress may prepay these notes in whole or in part after the first anniversary with a 3% premium, after the second anniversary with a 1% premium, and after the third anniversary with no premium with proceeds from certain debt financings. The Apollo Funds will also receive 7-year warrants to purchase approximately 3.875% of Cimpress’ outstanding diluted ordinary shares. The warrants will have an exercise price of $60 per share, representing an approximately 17% premium to the 10-day VWAP as of April 28, 2020. If the Apollo Funds undertake a cashless exercise on their own or if Cimpress uses a mandatory exercise feature in the warrants, the maximum resulting net share issuance would be approximately 740,000 ordinary shares.

Subject to the satisfaction of various closing conditions, we expect to close and enter into the amendment and to close and issue the notes and warrants described above on or about May 1, 2020. Upon closing, the amendment to the senior secured credit agreement described above will reduce the credit facility from $1.5 billion to $1.0 billion, made up of an $850 million revolver and $150 million term loan. Despite reducing the size of the credit facility, on March 31, 2020, after adjusting for these transactions, Cimpress would have had approximately $437 million of liquidity that the company believes is sufficient even if current business conditions worsen.

J.P. Morgan served as placement agent to Cimpress in connection with the private placement.

Cost Reduction and Cash Preservation Measures

Starting in March 2020, Cimpress acted to significantly reduce costs and preserve cash. We reduced advertising, ceased temporary labor contracts, and furloughed or reduced work time for manufacturing and customer service team members, all in line with the abrupt pandemic-related decreases in revenue. In terms of fixed costs, Cimpress has implemented actions to reduce cash expenses by approximately $140 million on an annualized basis in comparison to pre-pandemic expectations. This included a substantial reduction in travel and training and external service engagements, the temporary elimination of our 401(k) match for employees in the United States, strict hiring limitations, the permanent elimination of certain roles, the exchange of a portion of many team members’ cash compensation for RSUs, and other measures.

Cimpress is working to make use of government support programs globally, as appropriate. In many locations in which we operate and employ many of our team members, including in Europe and Canada, there are specific COVID-19 payroll support programs to mitigate a substantial portion of employee costs. Additionally, in the U.S., we expect to receive a material cash benefit due to the changes in U.S. tax law made by the CARES Act, including the ability to carryback net operating losses to prior years.

Cimpress has also proactively partnered with suppliers and landlords to delay more than $20 million of payments previously due before June 2020. This is important, given our typical working capital trends, as we expect to experience cash outflows from working capital as revenue declines.

None of the actions taken to date has resulted in material restructuring charges.

Sean Quinn, executive vice president and CFO, noted, “we are amending our credit facility and raising capital and have reduced cost in order to create the financial flexibility to enable us to focus on execution, even if the pandemic’s negative effects on our revenues were to be substantially deeper and more prolonged than we currently anticipate.”

Maintaining Operational Continuity

In these extraordinary pandemic times, Cimpress’ first priority has been to safeguard the health and safety of its team members. All team members who have the ability to do so have been working from home and are doing so productively. In cases where it is not possible for team members to work from home, such as in manufacturing or some customer service roles, Cimpress businesses are ensuring compliance with relevant laws and health guidelines and best practice, such as social distancing, temperature checks, mandatory face masks or face shields, and frequent deep cleaning of facilities.

Several Cimpress manufacturing and service locations have experienced temporary closures, but the vast majority of these operations have remained open or have reopened. Cimpress’ mass customization platform has been used in several circumstances to reroute customer orders to be produced by other facilities within the Cimpress network. Likewise, for several of our largest customer service facilities, work has been rerouted to other facilities as needed.

Continued Investments

Cimpress plans to continue investing in technology, quality and cost improvements, data and analytics, new products and selective recruitment of talented team members. Robert Keane, CEO, chairman and founder of Cimpress said, “we have positioned Cimpress to stay on offense during and after this pandemic by taking actions that allow us to continue to fund key projects that we believe will benefit our customers and long-term shareholders.”

Preliminary Third Quarter FY 2020 Financial Results

Cimpress’ results of operations for the three months ended March 31, 2020 have not been finalized and remain subject to change; however, based on information available as of April 28, 2020, Cimpress’ preliminary third quarter results are as follows:

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Total revenue of approximately $598 million, a 10% year-over-year decline. Consolidated revenue grew 2% year over year through February in reported currencies but declined 30% in the month of March. Demand worsened through the month of March, with consolidated bookings declining approximately 65% year over year in the last week of the month and first week of April. In the week ended Saturday April 25, the rate of year-over-year decline lessened to approximately 40% as our customer and product focus has evolved in reaction to the current situation. Underneath those consolidated numbers, the impact of the pandemic on revenue growth has differed significantly by business, country, product line and week.

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An operating loss of approximately $88 million, inclusive of goodwill impairment charges of approximately $101 million due to the change in outlook in several businesses, including VIDA, which we divested subsequent to the end of March.

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Adjusted EBITDA of approximately $71 million, a year-over-year decline of 20%. This is a non-GAAP measure that excludes the following approximate items from the operating loss above: $101 million of goodwill impairment charges, $42 million of depreciation and amortization expense, $9 million of share-based compensation, $1 million of asset disposal losses, and $1 million of restructuring charges. Additionally, adjusted EBITDA includes approximately $5 million of realized gains for currency derivatives that are included below operating income in our income statement.

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Total debt of approximately $1,672 million, a cash balance of $228 million, gross leverage of 3.42 times trailing-twelve-month EBITDA and net leverage of 2.96 times trailing-twelve-month EBITDA using definitions in our debt covenants.

On May 5, 2020, Cimpress expects to announce third quarter fiscal year 2020 financial results and discuss expectations for the fourth quarter of fiscal year 2020. Investors should no longer rely upon Cimpress’ prior forward-looking guidance regarding revenue growth and organic investment levels.

Concluding Remark

“Even though deep economic recessions are painful, they also create opportunities and accelerate competitive advantages for companies with strong business models that focus on execution, invest in key projects, and improve customer value. Our recent actions ensure that Cimpress remains financially robust during these uncertain times so that we can do exactly that,” Keane concluded.

About Cimpress

Cimpress plc (Nasdaq: CMPR) invests in and builds customer-focused, entrepreneurial, mass customization businesses for the long term. Mass customization is a competitive strategy which seeks to produce goods and services to meet individual customer needs with near mass production efficiency. Cimpress businesses include

BuildASign, Drukwerkdeal, Exaprint, National Pen, Pixartprinting, Printi, Vistaprint and WIRmachenDRUCK. To learn more, visit http://www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress plc or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

The securities of Cimpress to be sold in the potential transactions described above have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities of Cimpress, nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

This press release contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including the anticipated closing of the transactions described in this press release, Cimpress’ liquidity and future cash flows, potential effects of the COVID-19 pandemic, and the expected effects of the actions we are taking. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. If the closing conditions to the transactions described in this press release are not satisfied, then one or both transactions may be delayed or may not close at all. Our actual results may differ materially from those indicated by the forward-looking statements in this document as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts and estimates are based; the development, duration, and severity of the COVID-19 pandemic; our failure to anticipate and react to the effects of the pandemic on our customers, supply chain, markets, team members, and business; our inability to take the actions that we plan to take or the failure of those actions to achieve the results we expect; loss or unavailability of key personnel; general economic conditions; and other factors described in our Form 10-K for the fiscal year ended June 30, 2019 and the other documents we periodically file with the U.S. SEC. In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this document, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this document.